Exhibit 10.7

HAMILTON BANK

EXECUTIVE SPLIT DOLLAR AGREEMENT

This EXECUTIVE SPLIT DOLLAR AGREEMENT is entered into as of this 30th day of January, 2008, by and between Hamilton Bank, a federally chartered savings institution with its main office in Baltimore, MD (“the Bank”) and James Hershner, Executive Vice President of the Bank (“the Executive”). This Executive Split Dollar Agreement shall append the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the Executive and the Bank.

To encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive’s life. The Bank will pay life insurance premiums from its general assets.

The Bank and the Executive agree as set forth herein.

ARTICLE 1

GENERAL DEFINITIONS

The following terms shall have the meanings specified:

1.1    Executive’s Interest means the benefit set forth in Section 2.2.

1.2    Insured means the Executive.

1.3    Insurer means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Executive Split Dollar Agreement.

1.4    Net Death Proceeds means the total death proceeds of the Policy minus the cash surrender value.

1.5    Plan Administrator or Administrator means the plan administrator described in Article 7.

1.6    Policy means the specific life insurance policy or policies issued by the Insurer(s).

1.7    Split Dollar Policy Endorsement means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on the Executive’s life.

1.8    Termination of Employment means the Executive ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Executive Split Dollar Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of any death proceeds remaining after the Executive’s Interest has been paid under Section 2.2 of this Executive Split Dollar Agreement.

2.2    Executive’s Interest. In the case of the Executive’s death before Termination of Employment, the Executive shall have the right to designate the beneficiary(ies) of death proceeds in the amount of $350,000. The amount of the benefit set forth in this Section 2.2 for death occurring before Termination of Employment is hereinafter referred to as the Executive’s Interest.

Subject to the terms of this Executive Split Dollar Agreement, including but not limited to the Bank’s right to terminate this Executive Split Dollar Agreement under Section 8.8, the Bank hereby endorses the Executive’s Interest to the Executive and agrees to execute any other or further documents that may be required to effectuate this Executive Split Dollar Agreement.

2.3    Internal Revenue Code Section 1035 Exchanges. The Executive recognizes and agrees that the Bank may after this Executive Split Dollar Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

ARTICLE 3

PREMIUMS

3.1    Premium Payment. The Bank shall pay any premiums due on the Policy. It is anticipated that the Policy will be a single premium modified endowment contract.

3.2    Imputed Income. The Bank shall impute income to the Executive in an amount equal to (a) the current term rate for the Executive’s age, multiplied by (b) the net death benefit payable to the Executive’s beneficiary(ies). The current term rate is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

ARTICLE 4

ASSIGNMENT

The Executive may assign without consideration all interests in the Policy and in this Executive Split Dollar Agreement to any person, entity or trust. If the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in this Executive Split Dollar Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in the Policy or in this Executive Split Dollar Agreement.

ARTICLE 5

INSURER

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims,

suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Executive Split Dollar Agreement.

ARTICLE 6

CLAIMS PROCEDURE

6.1    Claims Procedure. Any person or entity who has not received benefits under this Executive Split Dollar Agreement that he or she believes should be paid (the claimant) shall make a claim for such benefits as follows:

6.1.1    Initiation of Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

6.1.2    Timing of Administrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.1.3    Notice of Decision. If the Administrator denies part of or the entire claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right, if any, to bring a civil action under the Employee Retirement Income Security Act of 1974 (ERISA) section 502(a) following an adverse benefit determination on review.

6.2    Review Procedure. If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

6.2.1    Initiation of Written Request. To initiate the review, the claimant, within 60 days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

6.2.2    Additional Submissions of Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3    Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4    Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.2.5    Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7

ADMINISTRATION OF AGREEMENT

7.1    Administrator Duties. This Executive Split Dollar Agreement shall be administered by an Administrator, which shall consist of the Bank’s board of directors or such committee as the board shall appoint. The Executive may be a member of the Administrator. The Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Executive Split Dollar Agreement and (b) decide or resolve any and all questions, including interpretations of this Executive Split Dollar Agreement, as may arise in connection with the Executive Split Dollar Agreement.

7.2    Agents. In the administration of this Executive Split Dollar Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3    Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Executive Split Dollar Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Executive Split Dollar Agreement.

7.4    Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Executive Split Dollar Agreement, except in the case of willful misconduct by the Administrator or any of its members.

7.5    Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

ARTICLE 8

MISCELLANEOUS

8.1    Binding Effect. This Executive Split Dollar Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2    No Guarantee of Employment. This Executive Split Dollar Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3    Applicable Law. The Executive Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

8.4    Entire Agreement. This Executive Split Dollar Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Executive Split Dollar Agreement other than those specifically set forth herein.

8.5    Severability. If for any reason any provision of this Executive Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Executive Split Dollar Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Executive Split Dollar Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Executive Split Dollar Agreement shall continue in full force and effect to the full extent consistent with law.

8.6    Headings. Section headings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Executive Split Dollar Agreement.

8.7    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice: (a) if to the Bank, to the Board of Directors, Hamilton Bank, 5600 Harford Road, Baltimore, MD, 21214 and (b) if to the Executive, to the address of the Executive on the Bank’s records, and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

8.8    Amendment and Termination. This Executive Split Dollar Agreement shall terminate upon the occurrence of any one of the following:

(a)	Voluntary or involuntary termination of employment, including retirement, or

(b)	surrender, lapse, or other termination of the Policy by the Bank, which the Bank reserves the absolute right to do, or

(c)	cessation of the Bank’s business, which is not continued by the Bank’s successor, if any, or

(d)	written notice of termination of the agreement by either of the Bank or the Executive, or

(e)	bankruptcy, receivership, or dissolution of the Bank, or

(f)	distribution of the death benefit proceeds in accordance with Section 2.2 above.

If this Executive Split Dollar Agreement is terminated, the Bank may in its sole discretion retain or terminate the Policy.

8.9    Successors. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Executive Split Dollar Agreement in the same manner and to the same extent that the Bank would be required to perform this Executive Split Dollar Agreement if no succession had occurred.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Executive Split Dollar Agreement as of the date first written above.

THE EXECUTIVE:		THE BANK:
JAMES HERSHNER		HAMILTON BANK

By:	/s/ James Hershner	By:	/s/ Robin Thiess

Title:	Executive Vice President	Title:	Corporate Secretary

AGREEMENT TO COOPERATE WITH INSURANCE UNDERWRITING INCIDENT TO INTERNAL REVENUE CODE SECTION 1035 EXCHANGE

I acknowledge that I have read the Executive Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.3 of the Executive Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Executive Split Dollar Agreement.

/s/ Robin Thiess	/s/ James Hershner
Witness	Executive